UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Eve Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-2549808
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1400 General Aviation Drive Melbourne, Florida	32935
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be Registered	Name of Each Exchange on Which Each Class is to be Registered
Common stock, par value $0.001	The New York Stock Exchange

Warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates:

333-249618

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

This registration statement on Form 8-A is being filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the shares of common stock of Eve Holding, Inc. (f/k/a Zanite Acquisition, Corp.), a Delaware corporation (the “Company”), par value $0.001 per share (the “Common Stock”), and public warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share (the “Warrants”), from The Nasdaq Stock Market LLC to the New York Stock Exchange, in connection with the business combination involving the Company, Embraer S.A., a Brazilian corporation (sociedade anônima), Embraer Aircraft Holding, Inc., a Delaware corporation, and EVE UAM, LLC, a Delaware limited liability company. The transfer of listing is to occur at the opening of trading on May 10, 2022. The description of the Common Stock and Warrants under the caption “Description of Securities” in the Company’s definitive proxy statement filed with the SEC on April 13, 2022, as amended from time to time (including any subsequent amendments with respect to the description of the Common Stock and Warrants), is incorporated by reference herein.

Item 2.	Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on The New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EVE HOLDING, INC.

Date: May 9, 2022	By:	/s/ Eduardo Siffert Couto
	Name:	Eduardo Siffert Couto
	Title:	Chief Financial Officer